FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Fund	Fidelity Massachusetts Municipal Money Market Fund
Trade Date	9/19/2014
Settle Date	9/24/2014
Security Name	MA ST 14C 1.25% 08/01/15
CUSIP	57582P7D6
Price	100.962
Transaction Value	$ 47,785,314.60
Class Size	$ 509,445,000
% of Offering	9.291%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	J.P. Morgan
Underwriting Members: (5)	Baird
Underwriting Members: (6)	Barclays
Underwriting Members: (7)	Cabrera Capital Markets, LLC
Underwriting Members: (8)	CastleOak Securities, L.P.
Underwriting Members: (9)	Eastern Bank
Underwriting Members: (10)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (11)	Fidelity Capital Markets
Underwriting Members: (12)	Janney Montgomery Scott
Underwriting Members: (13)	Jefferies
Underwriting Members: (14)	Loop Capital Markets
Underwriting Members: (15)	Mesirow Financial, Inc.
Underwriting Members: (16)	Oppenheimer & Co. Inc.
Underwriting Members: (17)	Piper Jaffray & Co.
Underwriting Members: (18)	Prager & Co.
Underwriting Members: (19)	Ramirez & Co.
Underwriting Members: (20)	Raymond James
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Rice Financial Products Company
Underwriting Members: (23)	Roosevelt & Cross Incorporated
Underwriting Members: (24)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (25)	Stifel
Underwriting Members: (26)	TD Securities
Underwriting Members: (27)	US Bancorp
Underwriting Members: (28)	Wells Fargo Securities
Underwriting Members: (29)	The Williams Capital Group, L.P.